805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com	Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the 5th day of March, 2019, between PharMerica Corporation (“the Company”) and Bob Dries (“Executive”).

WHEREAS, Executive desires to be employed with the Company in the promoted position as President and the Company is desirous of having Executive in such position; and

WHEREAS, the Company and Executive desire to execute this Agreement and agree to be bound by the terms thereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

1.

Employment as President. During the Term of Employment (as defined below), Executive shall be employed and serve as President of the Company and shall have such duties and responsibilities commensurate with such title, and report directly to the Chief Executive Officer (“CEO”). Executive shall devote Executive’s best efforts to the performance of services to the Company and all of its affiliates and their operations. Executive shall devote Executive’s full business time, attention, energies and talents exclusively to the business of the Company and its affiliates and subsidiaries and to no other business, except with the Company’s written consent, which shall not be unreasonably withheld. Executive’s principal place of employment shall be at the Company’s headquarters in the Louisville, Kentucky metropolitan area, although Executive understands and agrees that Executive may be required to travel frequently for business reasons.

2.

Term. This Agreement shall commence on March 5, 2019 (the “Commencement Date”) and continue through March 5, 2022, unless sooner terminated as set forth in Section 5 of this Agreement (“Term of Employment”). Sections 9 through 21 shall survive, and continue in full force and effect after, the end of the Term of Employment.

3.	Base Salary; Annual Bonus Opportunity.

(a)

During the Term of Employment, the Company shall pay to Executive an annual salary (the “Base Salary”), which shall be increased from $412,000 to $500,000 as of the effective date of this Agreement, subject to applicable federal, state, and local tax withholding. Such Base Salary shall be paid to Executive in the same manner and on the same payroll schedule on which other Company employees receive payment. The Base Salary may be reviewed annually by the CEO or Compensation Committee and may be subject to certain adjustments from time to time, but shall not be decreased without Executive’s consent; provided, however, that the Base Salary may be decreased pursuant to an across-the-board reduction that applies to all similarly situated executives.

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

(b)

In respect of each fiscal year, Executive shall be eligible for an annual incentive bonus award determined by the Company and will continue to be eligible thereafter for each fiscal year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 100% of Base Salary (the “Target Annual Bonus”), with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as reasonably determined by the Company and communicated to Executive. The Annual Bonus shall otherwise be subject to the terms and conditions of the annual bonus plan adopted by the Board or the Compensation Committee, if any, under which bonuses are generally payable to senior executives of the Company, as in effect from time to time. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company. Subject to the conditions provided under Sections 7 and 8, in connection with Executive’s termination of employment, the Annual Bonus may be prorated to reflect any partial years of employment.

(c)

During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated senior executives of the Company. Executive shall also be entitled to the same number of holidays, vacation, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time, and the right to do so is expressly reserved.

(d)

Executive is authorized to incur reasonable business expenses in carrying out Executive’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such reasonable business expenses, subject to documentation and otherwise in accordance with the Company’s policies, as in effect from time to time.

4.	Non-Equity Incentive Plan, Stock Option Plan, Other Benefit Plans.

(a)

At the discretion of the Company, Executive may be eligible for participation in any non-equity incentive plan and/or stock option plan with respect to the Company, or the Company’s parent corporation, while employed by the Company. If eligible, Executive will be notified by the CEO or Compensation Committee and participation in such plans will be governed not by this Agreement but by separate plan documents.

(b)

As a result of Executive’s promotion to his position as President, pursuant to the terms of the plan for the Company and its affiliate ResCare, Inc. d/b/a BrightSpring Health Services (“ResCare”) and the separate award agreement issued to Executive, contemporaneously herewith the parent company of the Company is granting Executive an additional 22,869 stock options (of which 11,435 will be time based stock options and 11,434 performance based stock options) at the exercise price set forth in the award agreement.

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

5.	Term and Termination

a.

General. The period of Executive’s employment hereunder is the Term of Employment; provided, however, that the Term of Employment shall terminate sooner upon the occurrence of any of the events set forth in subparagraphs (b), (c), or (d) below or in Section 6. The last day on which Executive is employed by the Company, whether separation is voluntary or involuntary, with or without Cause (as defined below), by reason of Executive’s resignation, by reason of the Executive’s death or disability, or expiration of the Term of Employment, is referred to as the Termination Date.

b.	Termination by the Company for Cause; Resignation by Executive.

i.	The Term of Employment may be terminated by the Company at any time upon written notice for Cause.

ii.

The Term of Employment may be terminated by Executive at any time. If Executive elects to terminate the Term of Employment, he will provide the Company with at least thirty (30) calendar days’ advance written notice.

c.

Termination due to Death or Disability. The Term of Employment will be automatically terminated upon Executive’s death, and may be terminated by the Company as a result of Executive’s disability in accordance with the terms of Section 6 below.

d.	Termination by the Company Without Cause. The Term of Employment may be terminated by the Company at any time without Cause upon not less than 30 days’ prior written notice to Executive.

e.	Definitions. The definitions of the defined terms in this Section 5 are contained in Section 11 below.

6.

Disability. Executive’s employment shall terminate hereunder at the earlier of (a) immediately upon the Company’s determination (conveyed by a notice to Executive) that Executive is subject to a permanent disability, and (b) Executive’s absence from Executive’s duties hereunder for 180 days. “Permanent disability” for purposes of this Agreement shall mean the onset of a physical or mental disability which prevents Executive from performing the essential functions of Executive’s duties hereunder, which is expected to continue for 180 days or more, subject to any reasonable accommodation required by state and/or federal disability anti-discrimination laws, including, but not limited to, the Americans With Disabilities Act of 1990, as amended. During any period during which Executive is subject to a short-term disability as

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

determined by the Company’s short-term disability program, and prior to termination by reason of permanent disability, Executive shall be compensated as provided in this Section 6. During any waiting period prior to receiving short or long-term disability payments, Executive shall be required to use available Results Driven Time Off. Once the eligibility period has been met Executive shall continue to be paid at Executive’s then current Base Salary until short-term disability payments to Executive commence under any plan or program then provided and funded by the Company. If the benefits payable under any such short term disability plan or program do not provide 100% replacement of Executive’s installments of Base Salary during such period, Executive shall be paid at regular payroll intervals the difference between the periodic installments of Executive’s then current Base Salary that would have otherwise been payable and the disability benefit paid from such short term disability plan or program. Upon termination of employment, the above provisions of this Section 6 shall no longer apply.

7.	Compensation upon Termination Without Cause or Resignation for Good Reason.

(a)

As additional consideration beyond providing Executive with access to and use of the Confidential Information (as defined in Section 11(d)), for the continuation of the noncompetition and confidentiality covenants of Executive in this Agreement after the Date of Termination (as defined in Section 11(e)) and as separation pay, notwithstanding anything herein to the contrary, if during the Term of Employment, Executive’s employment is terminated without Cause (as defined in Section 11(b)) by the Company or terminated for Good Reason (as defined in Section 11(f)) by Executive, Executive shall receive the following (the “Severance Benefits”): (i) an amount equal to three (3) times Base Salary, payable in equal installments over a period of two (2) years after the Date of Termination on the same payroll schedule on which other Company employees receive payment; and (ii) the employer portion of Executive’s COBRA coverage premiums for eighteen (18) months (or such shorter time if such coverage terminates earlier under section 4980B of the Code), provided that Executive shall continue to pay the same amount toward the cost of such premiums as paid immediately prior to the last day of Executive’s active employment and shall comply with applicable election and eligibility requirements; and (iii) payment of Executive’s Target Annual Bonus for the year in which Executive’s Date of Termination occurs at 100% of target, prorated based on the number of calendar days of such year elapsed through the date of Executive’s Date of Termination, payable in the first quarter of the calendar year following the calendar year in which such termination occurs. Following such termination of Executive’s employment by the Company without Cause or resignation by Executive for Good Reason, except as set forth in this Section 7(a) and the Accrued Obligations (as defined in Section 8), Executive shall have no further rights to any compensation or any other benefits under this Agreement or otherwise and Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause or resignation for Good Reason shall be receipt of the Severance Benefits.

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

(b)

Notwithstanding any provision herein to the contrary, the payment of the Severance Benefits shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of a release drafted by, and in form and substance acceptable to, the Company (the “Release”) (and the expiration of any revocation period contained in such Release) within sixty (60) days following the Date of Termination. If Executive fails to execute the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the Date of Termination, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

(c)	Executive shall not be required to mitigate the amount of any obligation of the Company under this Section 7 by seeking other employment.

8.

Other Termination. No pay continuation or other payments under Section 7 will be payable to Executive if Executive voluntarily terminates Executive’s employment with the Company (other than for Good Reason), if employment terminates due to death or disability, or if the Company terminates Executive’s employment for Cause. However, the payment described in Section 9(b)(v) as an Extension Payment may still be due and owing to Executive, if the Company makes the election described in Section 9(b)(v)(C). Upon any termination of Executive’s employment during the Term of Employment, Executive shall be entitled to the following and (except if Section 7 is applicable and then only to the extent set forth in Section 7) no other compensation or benefits (the “Accrued Obligations”): (a) earned but unpaid Base Salary and accrued but unused vacation through the Date of Termination, payable within thirty (30) days of the Date of Termination; (b) unreimbursed business expenses, payable within thirty (30) days of the Date of Termination; (c) other than a termination by the Company for Cause or resignation by Executive other than for Good Reason, earned but unpaid Annual Bonus for the completed fiscal year preceding the year of termination, payable at such time as bonuses are normally paid; and (d) amounts or benefits due under any benefit or equity plan, program or arrangement or payroll practice, in accordance with the terms contained therein.

9.	Executive Covenants.

(a)	Acknowledgments. Executive acknowledges as follows:

(i)	Executive’s services hereunder are of a special, unique and extraordinary character and that Executive’s position with the Company places Executive in a

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

position of confidence and trust with the operations of Company, its subsidiaries and affiliates, including, without limitation, Res-Care and its subsidiaries and affiliates (collectively, the “Affiliated Companies”) and allows Executive access to and use of Confidential Information (as defined in Section 11(d)).

(ii)	Company has provided Executive with a unique opportunity as set forth in Section 1 above.

(iii)

The nature and periods of the restrictions contained in this Agreement are fair, reasonable and necessary to protect and preserve for the Company and the other Affiliated Companies the benefits of Executive’s employment hereunder.

(iv)	The Affiliated Companies would sustain great and irreparable loss and damage if Executive were to breach any of such covenants.

(v)

The Affiliated Companies conduct and are aggressively pursuing the conduct of the Business (as defined in Section 11(a) of this Agreement) actively in and throughout the entire Territory (as defined in Section 11(h)).

(vi)

The Territory is reasonably sized because the current Business of the Affiliated Companies is conducted throughout various geographic areas. The Affiliated Companies are aggressively pursuing expansion and new operations throughout such geographic area and the Affiliated Companies require the entire Territory for profitable operations.

(vii)

Executive acknowledges that as additional consideration for the covenants set forth in this Section 9, and as consideration for the length of the covenant contained in Sections 9(b)(i), 9(b)(ii) and 9(b)(iii), Executive received a promotion to President of the Company, Executive’s base salary was increased as set forth herein, and Executive will receive the award of stock options as described herein.

(viii)

The provisions contained in this Section 9 shall continue to be applicable and binding even after the end of the Term of Employment, and while the Company had initially requested three (3) years for each of the covenants contained in Sections 9(b)(i), 9(b)(ii) and 9(b)(iii), based on negotiations with Executive (including the provision of additional potential Severance Benefits and stock options along with the Extension Payment (as defined in Section 9(b)(v))), the Company and Executive agreed to the varying timeframes contained in those Sections.

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

(b)	Non-Compete and Non-Solicitation Covenants. Having acknowledged the statements in Section 9(a) above, Executive covenants and agrees with the Company and the other Affiliated Companies that:

(i)

Non-Solicitation and No Hire of Employees or Others. From the Commencement Date until the Date of Termination and for two (2) years thereafter, (A) Executive will not directly or indirectly encourage, solicit, induce, or attempt to encourage, solicit or induce any employee, agent, contractor or representative of the Company and/or the other Affiliated Companies to terminate employee’s employment or contractual relationship with the Company or any of the other Affiliated Companies (or devote less than full time efforts to its business), and (B) Executive will not directly or indirectly hire or attempt to hire: (1) for any competitive position with any competitor any Person who is an employee, agent, contractor or representative of the Company or any of the other Affiliated Companies at such time (or who has been an employee, agent, contractor or representative of the Company or any of the other Affiliated Companies at any time within the preceding year) or (2) for any position with any business any Person who is an employee, agent, contractor or representative of the Company or any of the other Affiliated Companies at such time (or who has been an employee, agent, contractor or representative of the Company or any of the other Affiliated Companies at any time within the preceding year or during the Executive’s last year of employment with the Company).

(ii)

Non-Solicitation of Clients/Customers. From the Commencement Date until the Date of Termination and for two (2) years thereafter, Executive will not, in any competitive capacity, on behalf of any Person other than the Company or any of the other Affiliated Companies, directly or indirectly:

A. solicit, divert (or attempt to solicit or divert) or accept competitive business from any client, patient, customer or referral source of the Company or any of the other Affiliated Companies;

B. solicit, divert (or attempt to solicit or divert) or accept competitive business from any client, patient, customer or referral source of the Company or any of the other Affiliated Companies with whom Executive has had contact (either directly or indirectly) or over which Executive has had responsibility at any time in the one (1) year preceding Executive’s separation or about whom Executive has obtained Confidential Information;

C. solicit, divert (or attempt to solicit or divert) or accept competitive business from any prospective client, patient or customer or prospective referral source of the Company or any of the other Affiliated Companies to which the Company or any of the other Affiliated Companies has devoted or invested time, effort or expense in an effort to develop a business relationship or has identified in writing; or

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

D. solicit, divert (or attempt to solicit or divert) or accept competitive business from any prospective client, patient, customer or prospective referral source of the Company or any of the other Affiliated Companies with whom Executive has had contact (either directly or indirectly) or over which Executive has had responsibility at any time in the one (1) year preceding Executive’s separation or about whom Executive has obtained Confidential Information.

(iii)

Non-competition within the Territory. From the Commencement Date until the Date of Termination and for two (2) years thereafter, Executive will not directly or indirectly, in a competitive capacity within the Territory, own, manage, finance, operate, control or participate in ownership, management, or operation of, act as an agent, consultant, or be employed with, any Person or entity that is engaged in the Business. For purposes of this Agreement, the term “competitive capacity” shall mean (A) performing tasks or duties similar to those Executive performed at the Company or any other Affiliated Company for a competitor of the Company or any other Affiliated Company; (B) managing/supervising those who, for a competitor of the Company or any other Affiliated Company, perform tasks or duties similar to those which Executive performed at the Company or any other Affiliated Company; or (C) performing, on behalf of a competitor of the Company or any other Affiliated Company, tasks or duties in which Executive utilizes any Confidential Information that Executive learned in the course of Executive’s relationship with the Company or any other Affiliated Company. Executive further agrees that from the Commencement Date until the Date of Termination, Executive will not undertake any planning for or organization of any business activity that would be competitive with the Business.

(iv)

Tolling. If Executive violates the Non-compete and/or Non-Solicitation provisions of this Section 9 after the Date of Termination, Executive shall continue to be bound by the restrictions set forth herein until an aggregate period of two (2) years (except, if Section 9(b)(v) is applicable, three (3) years) have expired following the Date of Termination during which Executive has complied with such provisions.

(v)

Extension Payment. Notwithstanding the time period set forth in Sections 9(b)(i) and 9(b) (ii), the number of two (2) years (A) will be extended to three (3) years if Executive remains employed through the Term of Employment, in which case the Company shall pay Executive $500,000, with such amount paid in equal installments during the year after the Date of Termination on the same payroll

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

schedule on which other Company employees receive payment; (B) will be extended to three (3) years if Executive’s employment ceases during the Term of Employment as a result of termination of Executive without Cause or resignation by Executive for Good Reason and, in either case (i.e., Executive is terminated without Cause or resigns for Good Reason), the Severance Benefits will be increased by $500,000 with the additional $500,000 paid in equal installments during the year after the Date of Termination on the same payroll schedule on which other Company employees receive payment, and (C) will be extended to three (3) years if Executive’s employment ceases for any reason or no reason prior to the end of the Term of Employment (other than termination of Executive without Cause or resignation by Executive for Good Reason) and the Company elects to pay Executive $500,000 as Severance Benefits (as Severance Benefits are not otherwise payable to Executive on such cessation events), with the $500,000 paid in equal installments during the year after the Date of Termination on the same payroll schedule on which other Company employees receive payment. Any payment under this Section 9(b)(v) is an “Extension Payment.” Any payment under Section 9(b)(v)(B) or (C) shall be included within the definition of “Severance Benefits”.

(c)

Confidentiality and Executive Non-Disparagement Covenants. Having acknowledged the statements in Section 9(a) above, Executive covenants that , commencing on the Commencement Date (i) at all times after the Commencement Date, including after the Date of Termination, Executive will not directly or indirectly disclose or use or otherwise exploit for Executive’s own benefit, or the benefit of any other Person, except as may be necessary in the performance of Executive’s duties hereunder, any Confidential Information, and (ii) at all times after the Commencement Date, including after the Date of Termination, Executive will not disparage the Company or any of the other Affiliated Companies, or their respective officers, directors, managers, employees, policies or practices. Notwithstanding the foregoing, nothing in this Agreement is intended to interfere with, discourage or restrict statements or disclosures made in good faith to any governmental entity related to a suspected violation of any law, in connection with any filing or return filed with any governmental authority, in connection with any dispute between Executive and the Company or any of the Affiliated Companies, or as required under applicable law.

(d)

Defend Trade Secrets Act (DTSA) Notice. Pursuant to 18 USC § 1833(b), Executive cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, should Executive pursue legal action against the Company for retaliation

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

based on the reporting of a suspected violation of law, Executive may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Neither the Company or any of the other Affiliated Companies will retaliate against Executive in any way for the disclosure made in accordance with the law; however, Executive agrees to immediately notify the Company of such requirement and provide the Company with an opportunity to seek an appropriate protective order.

(e)

Inventions. Executive hereby agrees that Executive will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, whether or not during regular working hours, provided they either: (i) relate at the time of conception or reduction to practice of the invention to the business of the Company or any other Affiliated Company, or actual or demonstrably anticipated research or development of the Company or any other Affiliated Company; (ii) result from or relate to any work performed for the Company or any other Affiliated Company; or (iii) are developed through the use of equipment, supplies, or facilities of the Company or any other Affiliated Company, or any Confidential Information, or in consultation with personnel of the Company or any other Affiliated Company (collectively referred to as “Developments”). Executive further acknowledges that all Developments made by Executive (solely or jointly with others) are “works made for hire” (to the greatest extent permitted by applicable law) for which Executive is, in part, compensated by salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Executive hereby assigns to the Company, or its designee, all Executive’s right, title, and interest throughout the world in and to any such Development. Executive hereby agrees to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company or any other Affiliated Company in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company or any other Affiliated Company the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the Date of Termination until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse Executive for Executive’s reasonable expenses incurred in connection with carrying out the foregoing obligation after the Date of Termination. If the Company is unable because of Executive’s mental or physical incapacity or unavailability for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact to act for and in Executive’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by Executive. Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or hereafter has for past, present, or future infringement of any and all proprietary rights assigned to the Company.

(f)

Executive Certificates and Return of Company Property. Not less frequently than annually and upon the termination of Executive’s employment hereunder for any reason whatsoever, Executive shall promptly comply with Executive’s obligation to deliver a certificate, which certificate may be completed online in accordance with Company policy. Upon termination of Executive’s employment hereunder for any reason whatsoever, Executive shall promptly return to the Company any property of the Company or any of the other Affiliated Companies then in Executive’s possession or control, including without limitation, any Confidential Information or any electronic devices owned by the Company or any of the Affiliated Companies in Executive’s possession or control or otherwise purchased by the Company or any of the Affiliated Companies on Executive’s behalf without deletion or modification of any business-related data, software, or programs then existing on such devices.

(g)

Injunctive Relief and Invalidity of any Provision. Executive acknowledges that Executive’s breach of the provisions of Section 9 of this Agreement will result in irreparable injury to the Company and the other Affiliated Companies and that the remedy at law of such parties for such a breach will be inadequate. Accordingly, Executive agrees and consents that the Company and each of the other Affiliated Companies in addition to all other remedies available to them hereunder, at law and in equity, shall be entitled to both preliminary and permanent injunctions in a court of competent jurisdiction to prevent and/or halt a breach or threatened breach by Executive of the Agreement. If any provision of this Agreement is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered, or otherwise,

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment. A court with jurisdiction over the matters contained in this Agreement shall have the authority to revise the language hereof to the extent necessary to make any such section or covenant of this Agreement enforceable to the fullest extent permitted by law.

(h)

Disclosure of Existence of Agreement. To preserve the Company’s rights under this Agreement, the Company may advise any third party of the existence of Section 9 of this Agreement and its terms, and Executive specifically releases and agrees to indemnify and hold the Company harmless from any liability for doing so.

(i)

Non-Disparagement by Company and Affiliates. At all times after the Commencement Date, including after the Date of Termination, neither the CEO or any other C-Level executive officer or director of the Company will disparage Executive.

10.

Mutual Agreement to Arbitrate. Executive and the Company understand and agree that any existing or future dispute or claim arising out of or related to this Agreement, Executive’s employment, or the termination of such employment, will be resolved by final and binding arbitration and that no other forum for dispute resolution will be available to either party, except as to those claims identified below. The decision of the arbitrator shall be final and binding on both parties and it shall be enforceable by any court having proper jurisdiction. The arbitration proceedings shall be conducted pursuant to the Federal Arbitration Act, and in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or the Employment Arbitration Rules and Procedures adopted by Judicial Arbitration and Mediation Services (“JAMS”). Except as mutually agreed by the parties, the arbitration shall be conducted in Louisville, Kentucky. The arbitrator will have all the powers a judge would have in dealing with any question or dispute that may arise before, during or after the arbitration. Claims not covered by this agreement to arbitrate are:

(a)	Claims for benefits under the workers’ compensation, unemployment insurance and state disability insurance laws, and

(b)	Claims for injunctive relief and any other equitable relief arising out of the Company’s efforts to enforce Section 9 of this Agreement.

The Company agrees to bear the costs of the arbitrator’s fee related to the arbitration. Executive and the Company shall each bear the fees and costs of their own attorneys, experts or other representatives incurred in connection with the arbitration, and the arbitrator will not have authority to award fees and costs unless a statute at issue in the dispute or other appropriate law authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as permitted by the applicable statute or law.

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

11.	Definitions. For purposes of this Agreement:

(a)

“Business” of the Affiliated Companies shall mean the business of providing training or job placement services; youth treatment or services, including, but not limited to, autism, behavioral, intellectual and developmental disability, and clinical health services; institutional, senior living, hospital, home infusion, specialty, hospice, in-the-home, and any other institutional and community based pharmacy services; home care or periodic services to the elderly and other qualifying persons; services to persons with intellectual disabilities and other developmental disabilities, including but not limited to persons who have been dually diagnosed; services to persons with acquired brain injuries; home health services; hospice services; outpatient and skilled nursing and assisted living based rehab therapy services; primary care services; and any other service or business performed by the Company or any of the other Affiliated Companies as of the Date of Termination.

(b)

“Cause” shall mean any of the following: (i) Executive’s act(s) of gross negligence with regard to any material matter or non-de minimis willful misconduct in the course of Executive’s employment hereunder which, in the case of this clause, has not been remedied within 30 days after the Company delivers written notice thereof to Executive, (ii) willful failure or refusal by Executive to attempt in good faith to perform in any material respect his duties and responsibilities which, in the case of this clause, has not been remedied within 30 days after the Company delivers written notice thereof to Executive, (iii) misappropriation by Executive of any assets or business opportunities of the Company, other than good faith expense account disputes, (iv) embezzlement or fraud committed by Executive, or at his direction, (v) Executive’s conviction of, indictment for, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the performance of Executive’s duties to the Company or otherwise results in material injury to the reputation of business of the Company, (vi) any material violation by Executive of the written policies of the Company, including but not limited to those relating to sexual harassment, illegal drug use or business conduct, and those otherwise set forth in the written manuals or statements of policy of the Company, or (vii) Executive’s material breach of this Agreement.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)	“Confidential Information” shall mean any business information relating to the Company or any of the other Affiliated Companies or to the Business (whether or not

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

constituting a trade secret), which has been or is treated by the Company or any of the other Affiliated Companies as proprietary and confidential and which is not generally known or ascertainable through proper means. Notwithstanding the foregoing, Confidential Information shall not include (i) information that is or becomes publicly known through lawful means; (ii) information that is generally known in the industry; and (iii) information disclosed to Executive without a confidential restriction by one who rightfully possesses the information and did not obtain it, either directly or indirectly, from the Company or any of the other Affiliated Companies.

(e)	“Date of Termination” shall mean the effective date of termination from employment with the Company and all other Affiliated Companies, for any reason or no reason.

(f)

“Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent (i) any material diminution of Executive’s position, authority, responsibilities or duties under this Agreement or the assignment to Executive of authority, responsibilities, or duties which are substantially inconsistent with those of a President; (ii) Executive is required to relocate to an employment location that is more than 50 miles from Executive’s current employment location; (iii) Executive’s Base Salary rate is reduced to a level that is less than the rate paid to Executive during the immediately prior calendar year, unless the Company makes an across-the-board reduction that applies to substantially all similarly situated executives; or (iv) the Company materially breaches any of its obligations under this Agreement. Notwithstanding the foregoing, a condition shall not be considered “Good Reason” unless (i) Executive gives the Company written notice of such condition within thirty (30) days after the material facts regarding such condition become known to Executive; (ii) the Company fails to cure such condition within twenty (20) days after receiving Executive’s written notice; and (iii) Executive terminates his employment within twenty (20) days after the expiration of the Company’s cure period.

(g)	“Person” shall mean an individual, a client, a partnership, an association, a corporation, a trust, an unincorporated organization, or any other business entity or enterprise.

(h)

“Territory” shall mean (i) the counties in which are located the operations for which Executive is responsible and all counties contiguous to such counties, (ii) the states in which are located the operations for which Executive is responsible and all states contiguous to such states, and (iii) the United States of America.

12.

Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Kentucky, the location of the Company’s principal office, without giving effect to any choice of law rules that would cause the laws of any jurisdiction other than the Commonwealth of Kentucky to be applied.

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

13.

Modification; Waiver. This Agreement may be modified only in writing, expressly referencing this Agreement and Executive by name and signed by Executive and a Company representative. Any waiver of any breach of this Agreement must be in writing and no waiver of any breach shall be deemed a waiver of any subsequent breach.

14.

Entire Agreement. This Agreement contains the entire agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, including but not limited to any prior employment agreement or restrictive covenant agreements.

15.

No Prior Agreement. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment hereunder and performance of duties hereunder will not conflict with or violate or breach any agreement to which Executive is bound or subject. Executive agrees to indemnify and hold harmless the Company and each other Affiliated Company for all claims, actions, damages, losses, liabilities and costs and expenses (including reasonable attorneys’ fees) incurred or suffered by the Company or any other Affiliated Company as a result of an actual or alleged breach of the preceding sentence. In connection with Executive’s employment, Executive agrees not to use any confidential or proprietary information Executive may have obtained in connection with any prior employment.

16.

Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given on the date of delivery personally or upon deposit in the United States mail postage prepaid by registered or certified mail, return receipt requested, to the appropriate party or parties at the addresses shown (or at such other address as shall hereafter be designated by any party to the other parties by notice given in accordance with this paragraph). Notices addressed to the Company shall be sent to the attention of the General Counsel.

17.	Section 409A of the Code.

(a)    General. All payments under this Agreement are intended to be exempt from, or comply with, the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. All payments to be made upon a termination of employment under this Agreement that are deferred compensation for purposes of Section 409A of the Code may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment.

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

(b)     Six Month Delay Rule. To the maximum extent permitted under Section 409A of the Code, the benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, if any amount payable to Executive during the six (6) month period following Executive’s separation from service does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of Section 409A of the Code, then such amount(s) shall hereinafter be referred to as the “Excess Amount.” If at the time of Executive’s separation from service, the Company’s (or any entity required to be aggregated with the Company under Section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and Executive is a “specified employee” (as defined in Section 409A of the Code ), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following Executive’s separation from service with the Company for six (6) months following Executive’s separation from service with the Company. The delayed Excess Amount shall be paid in a lump sum to Executive on the first day following the date that is six (6) months following Executive’s separation from service with the Company. If Executive dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A of the Code, such Excess Amount shall be paid to the personal representative of Executive’s estate on the day after Executive’s death. Any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(c)     Special Rule for Reimbursements. Any reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(d)     No Guarantee of Compliance With Section 409A. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any other Affiliated Company be liable for any tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

18.

280G. If any payment, benefit or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise by the Company or any of its affiliates (collectively,

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

the “Parachute Payments”) would subject Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. In accordance with the 280G regulations, any reasonable compensation for services after the date of the change in ownership or control (which shall include refraining from performing services under a noncompete and/or nonsolicit agreement or similar agreement) and any such reasonable compensation shall be excluded from the determination of Parachute Payments. Unless Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments, if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash severance benefits (with the Parachute Payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in a manner that does not comply with Section 409A of the Code. Notwithstanding the foregoing, the Company will use commercially reasonable efforts to solicit shareholder approval of the Executive’s “excess parachute payments” in accordance with Section 280G of the Code and the regulations promulgated thereunder if Q&A 7 of the Section 280G regulations is applicable and Executive first waives the right to receive excess parachute amounts unless approved by shareholders.

19.

Counterparts and Electronic Signatures. This Agreement may be executed in multiple counterparts or counterpart signature pages, each of which shall constitute an original agreement, but all of which shall constitute only one agreement. The exchange of copies of this Agreement or signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and shall be binding and with the same force and effect as the original Agreement for all purposes.

20.

Setoff. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or any other Affiliated Company; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in paragraph 7(a)(ii) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

21.

Indemnification and D&O Insurance Coverage. During the Term of Employment and thereafter, the Company agrees to indemnify and hold Executive harmless (including the advancement of legal fees), to the maximum extent permitted by Kentucky law, against any and all claims, damages, judgments, costs, liabilities, fines, losses and expenses (including reasonable attorneys’ fees) incurred by Executive or to which Executive is subject as a result of any claim, investigation or proceeding, or threatened claim, investigation or proceeding, that arises out of, relates to, or to which Executive is otherwise subject by reason of, his service or position as an officer, director or employee, as the case may be, of the Company, other than matters related to Executive’s willful misconduct, including in connection with services prior to commencement of service under this Agreement. During the Term of Employment and thereafter while liability continues to exist with regard to actions or inactions during the Term of Employment, the Company shall also provide Executive with coverage under directors’ and officers’ liability policies to the same extent as it is provided to other current or former officers and directors. Following the Effective Date, the Company will maintain the coverage under the directors’ and officers’ liability policies set forth in the Merger Agreement.

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

805 N. Whittington Parkway Louisville, KY 40222 (502) 394-2100 www.BrightSpringHealth.com

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first set forth above.

/s/ Bob Dries
(signature)

Printed Name:	Bob Dries

Address for Notice:

PHARMERICA CORPORATION

By:	/s/ Jon Rousseau

Printed:	Jon Rousseau

Its:	CEO

Address for Notice:

PharMerica Corporation

805 N. Whittington Parkway

Louisville, KY 40222

Attn: Steve Reed, Esq.

4829-4722-8580, v. 1

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services